Exhibit 99.1

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600
CAPITAL SENIOR LIVING CORPORATION ANNOUNCES
AGREEMENT TO ACQUIRE 32 SENIOR HOUSING LEASES
DALLAS – (BUSINESS WIRE) – December 26, 2007 – Capital Senior Living Corporation (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced that it has entered into a definitive agreement with Hearthstone Senior Services, L.P. (“Hearthstone”) to acquire Hearthstone’s interests in 32 leases with a healthcare REIT. The 32 leased communities are high-quality purpose-built assisted living and dementia care facilities with an average age of less than ten years. The transaction is expected to close in the second quarter of 2008, subject to customary closing conditions and approvals.
The consummation of this transaction would increase the Company’s capacity by approximately 3,800 residents and would bring the Company’s resident capacity to approximately 13,300. The combined capacity would include 6,713 independent living residents, 5,968 assisted living residents and 655 living in continuing care retirement communities. The geographic footprint of these 32 communities largely overlaps the Company’s existing operations. Fifteen of the Hearthstone communities are in Texas, where the Company presently operates 18 communities. The Hearthstone portfolio would increase the Company’s resident capacity by approximately 40% while adding only four contiguous states to its national platform.
“We have known the principals and employees of Hearthstone since its formation in 1993. The Company is pleased that Hearthstone has the confidence in Capital Senior Living to continue the Hearthstone mission of providing quality services and enhancing value,” said James A. Stroud, Chairman of the Company. “This transaction would increase our communities under management from 64 to 96. Annualizing year-to-date results, combined revenues are expected to grow by 54 percent to nearly $290.0 million and annual EBITDAR will increase 75 percent to over $94.0 million. These 32 communities are in excellent locations and largely complement our existing footprint, which should augment our operating efficiencies.”
“Hearthstone, headquartered in the Woodlands, Texas has developed an impressive record of success and enjoys a strong reputation throughout the industry,” said Tim Hekker, CEO and Managing Partner of Hearthstone. “The opportunity to leverage the strengths while preserving the rich heritage of Hearthstone’s culture will deliver a greater value to customers and employees. This transaction brings together two companies whose reputations have been built on employee and customer service.”
Annualizing the 32 senior housing communities’ revenues for the first nine months of 2007 yields approximately $101.3 million, with EBITDAR of approximately $42.9 million before incremental general and administrative expenses which are estimated at $2.6 million. EBITDAR net of general and administrative expenses would exceed the annual cash payment under the leases by approximately $5.0 million. The Hearthstone communities averaged approximately 89% occupancy at the end of September.
The agreement calls for the Company to make a payment of $35.0 million plus customary closing costs to acquire these lease interests. Approximately 13 years remain in the initial term of the leases from the expected closing date of the transaction and the leases may be renewed for two additional ten-year terms at the Company’s option. The Company is exploring a number of alternatives regarding financing the transaction, including using cash on hand, supplemental borrowing against its wholly-owned communities or raising additional equity using the existing $15.5 million shelf registration.
“We believe this transaction is very strategic and will create tremendous value for our shareholders,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “Upon closing the transaction, the Company will operate a significantly larger platform and benefit from the clustering of communities. We also will be able to spread our corporate overhead across a revenue base one and a half times our current size and increase the Company’s EBITDAR margin to approximately 32.7 percent. The portfolio is extremely complementary to the present communities under management and provides additional opportunities to achieve operating leverage and synergies.”
CONFERENCE CALL INFORMATION
The Company will host a conference call with senior management to discuss this transaction. The call will be held on Thursday, January 3, 2008 at 11:00 a.m. Eastern Time. The call-in number is 913-312-1520, confirmation code 4797090.
A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer. For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting Thursday, January 3, 2008 at 2:00 p.m. Eastern Time, until Thursday, January 10, 2008 at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820 confirmation code 4797090. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com.
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 64 senior living communities in 23 states with an aggregate capacity of approximately 9,500 residents, including 37 senior living communities which the Company owns or in which the Company has an ownership interest, 24 leased communities and 3 communities it manages for third parties. In the communities operated by the Company, 70 percent of residents live independently, 23 percent of residents require assistance with activities of daily living and 7 percent of residents live in continuing care retirement communities.
This release may contain certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, adjusted EBITDAR margin, adjusted net income, adjusted cash earnings, adjusted cash earnings per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not limited to, the Company’s ability to complete the refinancing of certain of our wholly owned communities, realize the anticipated savings related to such financing, find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Cameron Donahue or Brett Maas, Hayden Communications, Inc. at 651-653-1854 for more information.

CAPITAL SENIOR LIVING CORPORATION
PRO FORMA SEPTEMBER 2007 YTD ANNUALIZED
NON-GAAP RECONCILIATIONS
($ 000’s)

	CSU(1)	Hearthstone(2)	Combined
Adjusted EBITDAR
Income from operations	16,100	4,700	20,800
Depreciation and amortization	11,100	300	11,400
Facility lease expense	26,900	35,300	62,200

Adjusted EBITDAR	54,100	40,300	94,400

Adjusted EBITDAR Margin
Adjusted EBITDAR	54,100	40,300	94,400
Total revenues	187,800	101,300	289,100

Adjusted EBITDAR margin	28.8%	39.8%	32.7%

(1)	Represents Capital Senior Living Corporation’s actual results for the nine months ended September 30, 2007 annualized to represent full year.

(2)	Represents Hearthstone’s results, for the 32 communities whose leases the Company is acquiring an interest in, for the nine months ended September 30, 2007 adjusted for expected changes in general and administrative expenses and facility lease expense. The adjusted nine month numbers were then annualized to represent a full year.